Exhibit 23.3
CONSENT OF JOHN T. BOYD COMPANY
The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Mammoth Energy Services, Inc. (the “Company”) and any amendment thereto (the “Registration Statement”), of information relating to our technical report summary titled “Technical Report Summary, Frac Sand Resources and Reserves, Piranha and Taylor Mines” dated February 28, 2022 and related supplements thereto, including information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which report is incorporated by reference in the Registration Statement.
Respectfully submitted,
JOHN T. BOYD COMPANY
By: /s/ Ronald L. Lewis
Name: Ronald L. Lewis
Title: Managing Director and COO
June 12, 2024